MORGAN GUARANTY
                  TRANSACTIONS SUBJECT TO RULE 10f-3 PROCEDURES


Fund:    Diversified Fund                   Security: Glenborough Realty Trust
                                                      Common Stock
Issuer:  Glenborough Realty Trust



                                                                   In Compliance
      REQUIRED INFORMATION                APPLICABLE RESTRICTION        (Yes/No)



 1.   Offering Date            3/17/97      None                             N/A

 2.   Total Size of Offering   70,875,000   None                             N/A

 3.   Unit Price of Offering   20.25        None                             N/A

 4.   Underwriting Spread       1.12        determination
                                            must be made                 _______

 5.   Years of Issuer's
      Operations               19          Must be at
                                            least three *                _______

 6.   Underwriting Type        firm         Must be firm                 _______

 7.   Trade Date               3/17/97      No later than
                                            1 day after #1               _______

 8.   Portfolio Assets on
      Trade Date              280,581,559   None                             N/A

 9.   Price Paid per Unit     20.25         Must not exceed
                                            #3  ($20.25)                 ______

10.   Total Price Paid by
      Portfolio               12,150        Must not exceed
                                            #8 x 3% ($8,417,447)        _______

11.   Total Price Paid                      If less than $500,000,
      by Portfolio plus                     must not exceed #2 x 10%     _______
      Total Price Paid                      (N/A), otherwise
      for same securities                   must not exceed #2 x 4%
      by associated Funds     1,781,659     ($2,835,000)                 _______

12.   List of Underwriters                 Must not include Morgan
      from whom Portfolio                  Guaranty or affiliates **     _______
      purchased (attach a
      list of ALL syndicate
      members)                Bear, Stearns
                                Security
                              Jeffries & Co.

The Adviser has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, the Adviser has considered the factors set forth in the Fund's 10f-3 procedures.


                                             John M. Devlin
                                             Portfolio Manager


* Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii), whichever is met.

** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale. [ ]